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                                                                     Exhibit 5.1

                                January 16, 2001

Evolve Software, Inc.
1400 65th Street, Suite 100
Emeryville, CA 94608

RE: REGISTRATION STATEMENT ON FORM S-8/S-3

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on or about January 16, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 7,155,287 shares of your Common Stock (the "Shares"), 460,757 of which have been issued under the 1995 Stock Option Plan (the "Plan"), 6,479,530 of which have been issued under restricted stock purchase agreements (the "RSPAs"), and 215,000 of which are reserved for issuance upon the exercise of options granted outside of any plan to certain foreign-based employees (the "Non-Plan Options"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares issued under the Plan, the RSPAs and the Non-Plan Options.

  It is our opinion that the Shares issued pursuant to the Plan and the RSPAs are, and the Shares issuable pursuant to the Non-Plan Options, when issued pursuant to the terms of the agreements that relate to such Non-Plan Options, will be, legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                     Very truly yours,

                                     /s/ WILSON SONSINI GOODRICH & ROSATI,
                                      P.C.

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation